UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

December 1, 2003
Date of report (Date of earliest event reported)

The Taiwan Fund, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	811-04893 (Commission File Number)	042942862 (IRS Employer Identification Number)

225 Franklin Street, Boston, Massachusetts (Address of Principal Executive Offices)		02110 (Zip Code)

(800) 426-5523
(Registrant’s telephone number, including area code)

Item 9. Regulation FD Disclosure.
SIGNATURES

Item 9. Regulation FD Disclosure.

     Pursuant to Regulation FD Rules 100-103, The Taiwan Fund, Inc. (the “Fund”) furnishes the December 2003 Monthly Review of the Fund’s performance by the Fund’s investment adviser.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: February 19, 2004

By:	/s/ Carol Wang

Name: Carol Wang
Title: Secretary and Treasurer

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THE TAIWAN FUND, INC. REVIEW
December 2003

HSBC Asset Management (Taiwan) Limited 24/F No. 99, Tunhwa S. Rd., Sec. 2 Taipei 106, Taiwan	Tel: (8862) 2325-7888 Fax: (8862) 2706-5371

Portfolio Review

     The TAIEX gained 2.66% in US dollar terms during December with lower turnover as investors stayed on the sidelines before the end of the year. The renewed fear of SARS during the month did not have a negative impact on the market, as the new SARS case was found to be an isolated incident. In terms of sector performance, the technology sector continued to under perform the TAIEX, while certain non-technology sectors outperformed it significantly. The banking sector was up 3.20% in NT dollar terms, spurred by positive sentiment generated from the government’s decision to allow hostile takeovers within the banking sector. Interest also focused on the plastics, steel, and cement sectors, which were up 9.16%, 6.47%, and 8.87% respectively in NT dollar terms. The Fund outperformed its benchmark with a return of 2.72% in US dollar terms in December.

     The Fund was able to outperform the benchmark primarily due to better stock selection in the technology and shipping sectors. Our sector balanced strategy also worked well, as we were able to participate in the rallies in non-technology sectors. Looking ahead, we expect that we will be gradually shifting our investments into more cyclical areas such as technology and industrial materials in light of the continued global economic recovery in 2004.

Total Fund Sector Allocation

As of 12/31/03	% of	% of
	Total Fund	TAIEX
Semiconductor	23.70	22.36
Banking	16.40	18.53
PC & Peripherals	13.80	14.61
Electronics	10.30	10.20
Plastics	8.80	7.78
Telecommunication	5.90	6.48
Steel	3.80	3.19
Transportation	3.20	2.65
Auto	2.30	1.30
Textile	1.60	1.76
Electricals	1.60	1.30
Chemical	1.00	1.36
Cement	0.70	0.92
Wire & Cable	0.60	0.74
Retail	0.50	0.80
Others	3.90	6.02
Total	98.10	100.00
Cash	1.90
Tech	53.70	54.18
Non-Tech	28.00	27.29
Financial	16.40	18.53

Total Net Assets: US$216.50 Million

Top 10 Holdings of Total Fund Portfolio

As of 12/31/03	% of Total Portfolio

Taiwan Semiconductor Manufacturing Co.	8.46
Cathay Financial Holding Co. Ltd.	4.25
Chunghwa Telecom Co. Ltd.	3.65
United Microelectronics Corp. Ltd.	3.60
Hon Hai Precision Industry Co. Ltd.	3.33
Au Optronics Corp.	3.20
MediaTek, Inc.	3.16
Chinatrust Financial Holding Co. Ltd.	3.03
Advanced Semiconductor Engineering, Inc.	2.97
Formosa Chemical & Fibre Corp.	2.93
Total	38.58

NAV: US$13.23	Price: US$11.90	Discount: -10.05%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	2.72	2.66
Fiscal Year to Date**	3.19	4.92
One Year	28.05	35.43
Three Years	1.57	6.50
Five years	-3.30	-2.79
Ten Years	-1.02	-2.69
Since Inception	9.92	11.04

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the Taiwan Stock Exchange Index are not total returns and reflect only changes in share prices but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 11/28/03	As of 12/31/03
TAIEX	5771.77	5890.69
% change in NTD terms	-4.52	2.06
% change in USD terms	-5.00	2.66
NTD Daily avg. trading volume (In Billions)	84.86	62.84
USD Daily avg. trading volume (In Billions)	2.48	1.85
NTD Market Capitalization (In Billions)	12115.53	12376.84
USD Market Capitalization (In Billions)	354.77	364.56
FX Rate: (US$/NT$)	34.15	33.95

Disclaimer: This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available at Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Alan Huang*
Deputy Fund Manager: Jovi Chen

*Victor Shih became the Lead Fund Manager effective January 12, 2004.